Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

November 17, 2006

Alberta Securities Commission British Columbia Securities Commission

Re:

AMS Homecare Inc. National Instrument 51-102 – Continuous Disclosure Obligations Change of Auditor of a Reporting Issuer

We have reviewed the Notice of Change of Auditor prepared by AMS Homecare Inc. (the “Company”) on November 17, 2006.  In reference to the Notice of Change of Auditor we wish to advise the relevant securities commissions as follows:

Paragraphs a) and b)

Our engagement as auditors of the Company was terminated because we were unable to obtain sufficient and appropriate audit evidence regarding certain amounts and disclosures on the Company’s financial statements.  Our relationship with the Company was further impacted when management issued a public press release critical of our audit position, with which we took exception.

On July 26, 2006, we accepted the actions of AMS Homecare Inc. as a repudiation of our contractual obligation to the Company, concluding our engagement.

Paragraph c) – We agree with these comments.

Paragraph d) – We have no basis to agree or disagree with these comments.

Paragraph e) – We agree with these comments unless the comments reported as unresolved issues could be construed as disagreements.

Paragraph f)

We disagree in its entirety as to the comments stated in this paragraph.  At no time did we state to the Company’s management, audit committee or Board of Directors that we believed that the filing deadline for the Company’s financial statements was sometime in August 2006.  In fact, we never provided any comment on when the Company’s annual report or financial statements were due to be filed with the United States Securities and Exchange Commission or the Canadian Securities Commissions.

We did not refuse the successor auditor access to our working papers.  We made it clear to the successor auditor and the Company’s management that although the successor auditors could have access to our working papers, they were still required to perform their own audit procedures and could not rely on the audit procedures performed by us.

Our refusal to provide our unqualified auditors report was due to our inability to obtain sufficient and appropriate audit evidence.  More specifically, the Company was unable or unwilling to provide us with a legal opinion regarding the issuance of approximately 189 million unrestricted common shares mainly to the President and Chief Executive Officer of the Company and to the Board of Directors of the Company.  In turn, the Company was also unable or unwilling to provide us with the proper accounting support for the US $7 million expense attributable to the issuance of the 189 million common shares.

Paragraph g) - We have no basis to agree or disagree with these comments.

Yours very truly, /s/ Cinnamon Jang Willoughby & Company Burnaby, British Columbia, Canada